SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                               (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                             (Amendment No. )*


                      Highlands Insurance Group, Inc.
                              (Name of Issuer)

                   Common Stock, $.01 par value per share
                       (Title of Class of Securities)


                                 431032101
                               (CUSIP Number)


                               June 11, 1999
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1 of 11 pages

CUSIP No. 431032101             13G                      Page 2 of 11 Pages
--------------------                                 ------------------------



     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                        Waveland Partners, L.P.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        817,300 shares of Common Stock
           OWNED BY
             EACH
          REPORTING                  6       SHARED VOTING POWER
            PERSON
             WITH                            -0- shares of Common Stock

                                     7       SOLE DISPOSITIVE POWER

                                             817,300 shares of Common Stock

                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,300 shares of Common Stock
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 [ ]
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.3% of the Common Stock
    12       TYPE OF REPORTING PERSON*

                                        PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 2 of 11 pages

CUSIP No. 431032101             13G                      Page 3 of 11 Pages
--------------------                                 ------------------------


     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                             Waveland Capital Management, L.P.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        817,300 shares of Common Stock
           OWNED BY
             EACH
          REPORTING                  6       SHARED VOTING POWER
            PERSON
             WITH                            -0- shares of Common Stock

                                     7       SOLE DISPOSITIVE POWER

                                             817,300 shares of Common Stock

                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,300 shares of Common Stock
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 [ ]
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.3% of the Common Stock
    12       TYPE OF REPORTING PERSON*

                                        PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 3 of 11 pages

CUSIP No. 431032101             13G                      Page 4 of 11 Pages
--------------------                                 ------------------------


     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                  Clincher Capital Corporation
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        817,300 shares of Common Stock
           OWNED BY
             EACH
          REPORTING                  6       SHARED VOTING POWER
            PERSON
             WITH                            -0- shares of Common Stock

                                     7       SOLE DISPOSITIVE POWER

                                             817,300 shares of Common Stock

                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,300 shares of Common Stock
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 [ ]
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.3% of the Common Stock
    12       TYPE OF REPORTING PERSON*

                                        CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 4 of 11 pages

CUSIP No. 431032101             13G                      Page 5 of 11 Pages
--------------------                                 ------------------------

     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                   Waveland Capital Management, LLC
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Illinois

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        817,300 shares of Common Stock
           OWNED BY
             EACH
          REPORTING                  6       SHARED VOTING POWER
            PERSON
             WITH                            -0- shares of Common Stock

                                     7       SOLE DISPOSITIVE POWER

                                             817,300 shares of Common Stock

                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,300 shares of Common Stock
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 [ ]
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.3% of the Common Stock
    12       TYPE OF REPORTING PERSON*

                                        OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 5 of 11 pages

CUSIP No. 431032101             13G                      Page 6 of 11 Pages
--------------------                                 ------------------------


     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                   Waveland Partners, Ltd.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        817,300 shares of Common Stock
           OWNED BY
             EACH
          REPORTING                  6       SHARED VOTING POWER
            PERSON
             WITH                            -0- shares of Common Stock

                                     7       SOLE DISPOSITIVE POWER

                                             817,300 shares of Common Stock

                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,300 shares of Common Stock
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 [ ]
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.3% of the Common Stock
    12       TYPE OF REPORTING PERSON*

                                        OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 6 of 11 pages

CUSIP No. 431032101             13G                      Page 7 of 11 Pages
--------------------                                 ------------------------


     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                   Waveland International, Ltd.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Cayman Islands

          NUMBER OF                  5       SOLE VOTING POWER
            SHARES
         BENEFICIALLY                        817,300 shares of Common Stock
           OWNED BY
             EACH
          REPORTING                  6       SHARED VOTING POWER
            PERSON
             WITH                            -0- shares of Common Stock

                                     7       SOLE DISPOSITIVE POWER

                                             817,300 shares of Common Stock

                                     8       SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      817,300 shares of Common Stock
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 [ ]
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        6.3% of the Common Stock
    12       TYPE OF REPORTING PERSON*

                                        OO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 7 of 11 pages

Item 1(a).        Name of Issuer:

                  Highlands Insurance Group, Inc.

      (b).        Address of Issuer's Principal Executive Offices:

                  1000 Lenox Drive, Lawrenceville, New Jersey 08648

Item 2(a).        Name of Person Filing:

                  This statement is being filed by Waveland International, Ltd., a Cayman Islands exempted company ("Waveland International"), Waveland Partners L.P., an Illinois limited partnership ("Waveland"), Waveland Capital Management, L.P., an Illinois limited partnership ("Waveland Capital"), Clincher Capital Corporation, an Illinois corporation ("Clincher"), Waveland Capital Management, LLC, an Illinois limited liability company ("Waveland LLC") and Waveland Partners, Ltd., a Cayman Islands exempted company ("Partners Ltd." and together with Waveland International, Waveland, Waveland Capital, Clincher and Waveland LLC, the "reporting persons").

        (b).      Address of Principal Business Office or, if None, Residence:

                  227 W. Monroe, Suite 4800, Chicago, Illinois 60606

        (c).      Citizenship:

                  Waveland International, Ltd.                Cayman Islands
                  Waveland Partners, L.P.                     Illinois
                  Waveland Capital Management, L.P.           Illinois
                  Clincher Corporation                        Illinois
                  Waveland Capital Management, LLC            Illinois
                  Waveland Partners, Ltd.                     Cayman Islands

       (d).       Title of Class of Securities:

                  Common Stock, $.01 par value per share ("Common Stock")

       (e).       CUSIP Number:

                  431032101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                             Page 8 of 11 pages

            (f) [ ] An employee benefit plan or endowment fund in
                    accordance with Rule 13d- 1(b)(1)(ii)(F);
            (g) [ ] An parent holding company or control person in
                    accordance with Rule 13d- 1(b)(1)(ii)(G);
            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

       (a).    Amount Beneficially Owned:

               Waveland International has acquired 817,300 shares of Common Stock. Each of the other reporting persons may be deemed to share beneficial ownership of the Common Stock acquired by Waveland International.

       (b).    Percent of Class:

               6.3% of the Common Stock determined in accordance with the provisions of Rule 13d-1 promulgated under the Act.

       (c).    Number of shares as to which such person has:

               (i).   Sole power to vote or to direct the vote:

                      The reporting persons have the sole power to vote or direct the vote of 817,300 shares of Common Stock.

               (ii).  Shared power to vote or to direct the vote:

                      None.

               (iii). Sole power to dispose or to direct the disposition of:

                      The reporting persons have the sole power to dispose or to direct the disposition of 817,300 shares of Common Stock.

               (iv).  Shared power to dispose or to direct the disposition of:

                      None.

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

                            Page 9 of 11 pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of a Group.

                  Not applicable.

Item 10.          Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 22, 1999

                                                    WAVELAND PARTNERS, L.P.
                                      By: Waveland Capital Management, L.P.
                                                       Its: General Partner
                                           By: Clincher Capital Corporation
                                                       Its: General Partner

                                      By:      David S. Richter
                                              -----------------------------
                                                David S. Richter, President

                                          WAVELAND CAPITAL MANAGEMENT, L.P.
                                           By: Clincher Capital Corporation
                                                       Its: General Partner

                                      By:      David S. Richter
                                              -----------------------------
                                                David S. Richter, President


                           Page 10 of 11 pages

                                         CLINCHER CAPITAL CORPORATION


                                      By:      David S. Richter
                                              -----------------------------
                                              David S. Richter, President


                                     WAVELAND CAPITAL MANAGEMENT, LLC



                                       By:      David S. Richter
                                              -----------------------------
                                               David S. Richter, Manager


                                              WAVELAND PARTNERS, LTD.


                                      By:      David S. Richter
                                              -----------------------------
                                               David S. Richter, Director



                                         WAVELAND INTERNATIONAL, LTD.


                                      By:      David S. Richter
                                              -----------------------------
                                               David S. Richter, Director



                            Page 11 of 11 pages